LAW OFFICES OF

                             DECHERT PRICE & RHOADS

                              1500 K Street, N.W.
                           Washington, DC 20005-1208

                           Telephone: (202) 626-3300
                              Fax: (202) 626-3334

477 Madison Avenue                                Ten Post Office Square * South
New York, NY 10022-5891                           Boston, MA 02109-4603
(212) 326-3500                                    (617) 728-7100

4000 Bell Atlantic Tower                          90 State House Square
1717 Arch Street                                  Hartford, CT 06103-3702
Philadelphia, PA 19103-2793                       (860) 524-3999
(215) 994-4000

Thirty North Third Street                         65 Avenue Louise
Harrisburg, PA 17101-1603                         1050 Brussels, Belgium
(717) 237-2000                                    (32-2) 535-5411

Princeton Pike Corporate Center                   Titmuss Sainer Dechert
P.O. Box 5218                                     2 Serjeants' Inn
Princeton, NJ 08543-5218                          London EC4Y ILT, England
(609) 520-3200                                    (44-171) 583-5353

                                                  151, Boulevard Haussmann
                                                  75008 Paris, France
                                                  (33-1) 53 83 84 70

                                  June 13, 1997



Board of Directors
American Century Capital Portfolios, Inc.
4500 Main Street
Kansas City, Missouri  64141-6200

Board of Directors
RREEF Securities Fund, Inc.
101 California Street
San Francisco, California  94111-5853

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to RREEF Real Estate Securities Fund (the "Fund"), a portfolio of RREEF Securities Fund, Inc., to American Century Real Estate Fund ("Acquiring"), a portfolio of American Century Capital Portfolios, Inc., and to the holders of the shares of common stock of the Fund, in connection with the proposed merger of the Fund into Acquiring, in exchange solely for voting shares of common stock of Acquiring ("Acquiring Shares") pursuant to the Agreement and Plan of Merger (the "Agreement") to be executed by the Fund and Acquiring and included as an exhibit to Form N-14.

         For purposes of this opinion, we have examined and rely upon (1) the Agreement, (2) the Form N-14, dated May 21, 1997, and filed by Acquiring on said date with the Securities and Exchange Commission, (3) letters of representation furnished to us by Fund and Acquiring, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We assume that the transaction will constitute a valid and effective merger pursuant to provisions of the Maryland General Corporation Law and we have





Board of Directors
American Century Capital Portfolios, Inc.

Board of Directors
RREEF Securities Fund, Inc.

June 13, 1997
Page 2


not been requested to, nor have we, independently verified whether the transaction so qualifies. We further assume that the transaction that is the subject of this letter will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined. This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

         Based upon the foregoing, it is our opinion that, for Federal income tax purposes:

         (1) The merger of Fund into Acquiring of in exchange solely for Acquiring Shares constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Fund and Acquiring will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The Fund will recognize no gain or loss upon transferring its properties to Acquiring in exchange solely for Acquiring Shares and the assumption by Acquiring of the liabilities of the Fund.

         (3) Acquiring will recognize no gain or loss upon receiving the properties of the Fund in exchange for Acquiring Shares and the assumption by Acquiring of the liabilities of the Fund.

         (4) The aggregate adjusted basis to Acquiring of the properties of the Fund will be the same as the aggregate adjusted basis of those properties in the hands of the Fund immediately before the exchange.

         (5) Acquiring's holding periods with respect to the properties of the Fund that Acquiring acquires in the transaction will include the respective periods for which those properties were held by the Fund (except where investment activities of Acquiring have the effect of reducing or eliminating a holding period with respect to an asset).

         (6) The shareholders of the Fund will recognize no gain or loss upon receiving Acquiring Shares solely in exchange for Fund shares.





Board of Directors
American Century Capital Portfolios, Inc.

Board of Directors
RREEF Securities Fund, Inc.

June 13, 1997
Page 3


         (7) The aggregate basis of the Acquiring Shares received by a shareholder of the Fund in the transaction will be the same as the aggregate basis of the Fund shares surrendered by the shareholder in exchange therefor.

         (8) A Fund shareholder's holding period for the Acquiring Shares received by the shareholder in the transaction will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of the transaction.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations made to us.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Acquiring with the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     Dechert Price and Rhoads